BRF S.A.

A PUBLICLY TRADED COMPANY

CNPJ N° 01.838.723/0001-27

ANNOUNCEMENT TO THE MARKET

BRF ANNOUNCES TENDER RESULTS AND EXPIRATION TIME OF THE

CASH TENDER OFFER FOR ANY AND ALL OUTSTANDING

6.875% SENIOR NOTES DUE 2017 ISSUED BY SADIA OVERSEAS AND

7.250% SENIOR NOTES DUE 2020 ISSUED BY BFF INTERNATIONAL,

IN EACH CASE UNCONDITIONALLY AND IRREVOCABLY GUARANTEED BY BRF, AND

5.875% SENIOR NOTES DUE 2022 ISSUED BY BRF

São Paulo, May 28, 2015 – BRF S.A. (“BRF”) and its subsidiaries Sadia Overseas Ltd. (“Sadia Overseas”) and BFF International Limited (“BFF”) today announced the tender results in connection with (i) an offer by Sadia Overseas to purchase for cash any and all outstanding 6.875% Senior Notes due 2017 (the “2017 Notes”) issued by Sadia Overseas and guaranteed by BRF (the “2017 Notes Tender Offer”), (ii) an offer by BFF to purchase for cash any and all outstanding 7.250% Senior Notes due 2020 (the “2020 Notes”) issued by BFF and guaranteed by BRF (the “2020 Notes Tender Offer”) and (iii) an offer by BRF to purchase for cash any and all outstanding 5.875% Senior Notes due 2022 (the “2022 Notes” and together with the 2017 Notes and the 2020 Notes, the “Notes”) issued by BRF (the “2022 Notes Tender Offer” and together with the 2017 Notes Tender Offer and the 2020 Notes Tender Offer, the “Tender Offers”). The Tender Offers were made pursuant to the offer to purchase dated May 20, 2015 (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery” and together with the Offer to Purchase, the “Offer Documents”). As previously announced, the expiration time for the Tender Offers was 8:00 a.m., New York City time, on May 28, 2015 (such date and time, the “Expiration Time”). As of the Expiration Time, U.S.$725,144,000 in aggregate principal amount of the Notes outstanding had been validly tendered and not withdrawn pursuant to the Tender Offers. Settlement of the Tender Offers is expected to occur on or about June 3, 2015 (the “Settlement Date”).

The tables below summarize the results of the Tender Offers and the aggregate principal amount of the Notes to remain outstanding:

Notes	Aggregate Principal Amount Outstanding		Purchase Price (1)		Aggregate Principal Amount Validly Tendered and Accepted for Purchase		Aggregate Principal Amount Outstanding Giving Effect to Settlement of the Tender Offers
6.875% Senior Notes due 2017 (CUSIP / ISIN: 78632LAA3/ G77650AA0 / US78632LAA35/ USG77650AA01)	U.S.$	159,760,000	U.S.$	1,100.00	U.S.$	47,005,000	U.S.$	112,755,000

7.250% Senior Notes due 2020 (05540KAA9/ G3400TAA7 / US05540KAA97/ USG3400TAA72)	U.S.$	219,642,000	U.S$	1,157.50	U.S.$	101,359,000	U.S.$	118,283,000

5.875% Senior Notes due 2022 (10552T AA5/ P1905C AA8 / US10552TAA51 / USP1905CAA82)	U.S.$	750,000,000	U.S$	1,137.50	U.S.$	576,780,000	U.S.$	173,220,000

(1)	The amount to be paid for each U.S.$1,000 principal amount of Notes validly tendered and accepted for purchase. In addition, accrued and unpaid interest will be paid from and including the last interest payment date for such series of Notes up to, but not including, the Settlement Date.

The information agent and tender agent for the Tender Offers is D.F. King & Co., Inc. To contact the information agent and tender agent, banks and brokers may call +1-212-269-5550, and others may call U.S. toll-free: 1-800-821-8780 or email brf@dfking.com. Additional contact information is set forth below:

By Mail, Hand or Overnight Courier: 48 Wall Street 22nd Floor New York, NY 10005 USA Attention: Kristal Scrudato	By Facsimile Transmission: (for eligible institutions only) +1 212-709-3328 Attention: Kristal Scrudato Confirmation by Telephone +1 212-493-6940

Copies of each of the Offer Documents are available at the following web address: www.dfking.com/brf.

Any questions or requests for assistance or for additional copies of this notice may be directed to the dealer managers at their respective telephone numbers set forth below or, if by any Holder, to such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offers.

The dealer managers for the Tender Offers are:

BB Securities Ltd. Pinners Hall, 105-108 Old Broad Street, 4th Floor EC2N 1ER, London, England Attn: Operations Department +44 20 7367 5803 (collect)	HSBC Securities (USA) Inc. 452 Fifth Avenue New York, NY 10018 Attn: Global Liability Management Group (888) HSBC-4LM (toll free) +1 212 525 5552	Itau BBA USA Securities, Inc. 767 Fifth Avenue, 50th Floor New York, NY 10022 Attn: Syndicate Desk (888) 770-4828 (toll free)	Standard Chartered Bank One Basinghall Avenue London EC2V 5DD England Attn: Syndicate Desk +1 212 667 0351

This notice does not constitute or form part of any offer or invitation to purchase, or any solicitation of any offer to sell, the Notes or any other securities in the United States or any other country, nor shall it or any part of it, or the fact of its release, form the basis of, or be relied on or in connection with, any contract therefor. The Tender Offers are made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery, and the information in this notice is qualified by reference to the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery.

* * *

Augusto Ribeiro Junior

Chief Financial Officer and Investor Relations Officer

BRF S.A.